Exhibit 99.1

News

BJ’s Wholesale Club, Inc. • One Mercer Road • P.O. Box 9601 • Natick, MA 01760-9601

FOR IMMEDIATE RELEASE

BJ’S WHOLESALE CLUB REPORTS JULY SALES

August 4, 2005, Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for the month of July 2005 increased by 9.3% to $582.3 million from $532.6 million in July 2004. On a comparable club basis, sales increased by 4.7% in July, including a positive impact from sales of gasoline of approximately 1.4%. Last year the Company reported a comparable club sales increase of 6.4% for July, including a positive impact from sales of gasoline of 2.1%.

For the second quarter ended July 30, 2005, total sales increased by 7.7% and comparable club sales increased by 3.2%, including a contribution from sales of gasoline of 0.4%. For the twenty-six week period ended July 30, 2005, total sales increased by 8.7% and comparable club sales increased by 4.4%, including a contribution from gasoline sales of 0.5%

BJ’s president and chief executive officer, Mike Wedge said, “Sales results for the month of July reflected hotter weather throughout most of the chain versus last year. On a comparable club basis, food sales increased by approximately 5% driven primarily by double digit sales increases of beverages, paper products, prepared foods and produce. In general merchandise, high double digit sales increases of air conditioners as well as strong sales of electronics, lawn and garden, summer seasonal, televisions and a new Harry Potter book were offset by lower year-over-year sales of computer equipment, film, furniture, sporting goods and videogame hardware and software. As a result, comparable club sales of general merchandise were essentially flat versus last year.”

Sales Results for July

($ in thousands)

Four Weeks Ended		% Change
July 30, 2005	July 31, 2004	Net Sales	Comp. Sales
$582,297	$532,629	9.3%	4.7%

Twenty-Six Weeks Ended		% Change
July 30, 2005	July 31, 2004	Net Sales	Comp. Sales
$3,750,747	$3,450,946	8.7%	4.4%

The Company provided the following additional information regarding July sales:

On a comparable club basis, for the month of July as well as for the second quarter, traffic was essentially flat to last year and the average transaction amount increased by approximately 3%. These calculations exclude sales of gasoline.

-more-

July Sales

August 4, 2005

Comparable club sales were positive in all major geographic regions, with the highest sales increase in the Southeast. Over the four week period, comparable club sales increases ranged from a high of 6.4% in week two to a low of 3.5% in week four.

Conference Call on Second Quarter Financial Results

BJ’s plans to announce financial results for the second quarter ended July 30, 2005 on August 16, 2005 at approximately 7:00 a.m. Eastern Time. At 8:30 a.m. Eastern Time, also on August 16, 2005, BJ’s management will hold a conference call to discuss the second quarter financial results and the outlook for the second half of 2005. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented, if any), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days following the call.

About BJ’s

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 161 clubs, including two ProFoods Restaurant Supply clubs, and 85 gas stations compared with 151 BJ’s Wholesale clubs and 78 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com

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Contact:	Cathy Maloney, VP Investor Relations
508-651-6650
cmaloney@bjs.com